Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         MANCHESTER EQUIPMENT CO., INC.
             (Exact name of registrant as specified in its charter)

             New York                                   11-2312854
  (State or other jurisdiction of          (I.R.S. Employer Identification  No.)
   incorporation or organization)

                      160 Oser Avenue                           11788
                    Hauppauge, New York                       (Zip Code)
           (Address of principal executive offices)

            Manchester Equipment Co., Inc. Amended and Restated 1996
                  Incentive and Non-Incentive Stock Option Plan
                            (Full title of the plan)

                               BARRY R. STEINBERG
                          Manchester Equipment Co, Inc.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                     (Name and address of agent for service)

                                 (516) 435-1199
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------------- -------------------------- ----------------------- ------------------------ ---------------------

 Title of securities to be                                       Proposed                Proposed
         registered            Amount to be registered            maximum                 maximum               Amount of
                                                              offering price             aggregate           registration fee
                                                                per share1            Offering price1
----------------------------- -------------------------- ----------------------- -------------------------- ------------------

Common Stock,  $.01                1,100,000  shares2             $4.07                $4,477,000.00           $1,245.00
    par value
----------------------------- --------------------------   --------------------- -------------------------- -----------------

-------------------

1 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of
     (i) 862,800 shares underlying outstanding options under the Stock Option Plan at a weighted average exercise price of $3.99 per share and (ii) the 237,200 balance of shares reserved for issuance under the Stock Option Plan at an average aggregate offering price of $4.34 per share, as computed based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system on The Nasdaq Stock Market as of January 25, 1999.

2 Consists of 1,100,000 shares of Common Stock issuable upon exercise of options granted or to be granted under the Stock Option Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

         *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents which have heretofore been filed by Manchester Equipment Co., Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

          1. The Annual Report on Form 10-K of the Registrant for the twelve months ended July 31, 1998.

          2. The Quarterly  Report on Form 10-Q of the  Registrant for the three
     (3) months ended October 31, 1998.

          3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 dated October 3, 1996.

          All reports and proxy statements filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the shares to which this Registration Statement relates have been sold or which deregisters all of the shares then remaining unsold shall likewise be deemed incorporated herein and made a constituent part hereof by reference from the respective dates of the filings.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     As permitted by the New York Business Corporation Law ("BCL"), the Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the BCL, no director of the Company shall be liable to the Company or its shareholders for monetary damages for the breach of fiduciary duty in such capacity. Such provision does not eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL, or (ii) for any act or omission prior to the adoption of this provision. As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable. In addition, under the Restated Certificate of Incorporation, the Company has agreed to indemnify its officers, directors, employees and agents to the fullest extent permitted by the BCL against actions that may arise against them in such capacities, and to advance expenses in connection with any such actions.

     The foregoing summary is necessarily subject to the complete text of the statute and the Restated Certificate of Incorporation of the referenced above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following are filed as exhibits to this Registration Statement:

         Exhibit
            No.                     Description
         --------                   -----------

        4.1 Copy of the Registrant's Amended and Restated 1996 Incentive and Non- Incentive Stock Option Plan, as amended, with forms of Incentive Stock Option Agreement and Non-Incentive Stock Option Agreement.

        5      Opinion of Stebel & Paseltiner, P.C.

        23.1   Consent of KPMG LLP.

        23.2   Consent of Stebel & Paseltiner, P.C. (included in Exhibit 5).

        24     Power  of  Attorney   (included   in   signature   page  of  this
               Registration Statement).

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions of Registrant's Restated Certificate of Incorporation or By-Laws, as amended, or the provisions of the New York Business Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York, on this 26th day of January, 1999.

                                           MANCHESTER EQUIPMENT CO., INC.

                                           By: /s/  Barry R.Steinberg
                                           ---------------------------
                                           Barry R. Steinberg
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW  ALL  MEN BY  THESE  PRESENTS,  that  each  person  whose signature appears below constitutes and appoints Barry R. Steinberg and Joel G. Stemple, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth and on the date indicated.


Signature                      Title                                 Date
---------                      -----                                 ----

/s/ Barry R. Steinberg         President, Chief Executive       January 20, 1999
Barry R. Steinberg             Officer, Chairman of the
                               Board and Director (Principal
                               Executive Officer)

/s/ Joel G. Stemple            Director                         January 20, 1999
Joel G. Stemple


/s/ Joseph Looney              Chief Financial Officer          January 20, 1999
Joseph Looney                  (Principal Accounting Officer)


/s/ Joel Rothlein              Director                         January 20, 1999
Joel Rothlein

/s/ Julian Sandler             Director                         January 20, 1999
Julian Sandler

/s/ Michael Russell            Director                         January 20, 1999
Michael Russell

/s/ Bert Rudofsky              Director                         January 20, 1999
Bert Rudofsky

                                INDEX TO EXHIBITS
                                -----------------


         Exhibit
           No.                         Description
           ---                         -----------

          4.1 Copy of the Registrant's Amended and Restated 1996 Incentive and Non- Incentive Stock Option Plan, as amended, with forms of Incentive Stock Option Agreement and Non-Incentive Stock Option Agreement.

          5         Opinion of Stebel & Paseltiner, P.C.

          23.1     Consent of KPMG LLP.

          23.2     Consent of Stebel &  Paseltiner,  P.C.  (included in Exhibit
                    5).

          24 Power of Attorney (included in signature page of this Registration Statement).